Exhibit 3.1

1847 HOLDINGS LLC

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) of 1847 Holdings LLC, a Delaware limited liability company (the “Company”), shall be effective as of August 5, 2021, and is entered into by 1847 Partners LLC, as the sole Manager and as the sole Allocation Member. Capitalized terms used, but not otherwise defined, in this Amendment have the meanings ascribed to them in the Operating Agreement (as defined below).

BACKGROUND

A.                Article XII of the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018 (the “Operating Agreement”) provides that with certain exceptions none of which apply to this Amendment, the Board of Directors is authorized to amend any of the terms of the Operating Agreement by the affirmative vote of a majority of the Entire Board of Directors.

B.                 On August 5, 2021, the Entire Board of Directors unanimously adopted resolutions by written consent that authorized and approved this Amendment.

C.                 This Amendment amends the definition of Contribution-Based Profits and related definitions contained in the Operating Agreement as set forth herein.

AGREEMENT

Accordingly, the Operating Agreement is hereby amended as follows:

1. Amendments to Definitions. Article II of the Operating Agreement is hereby amended to amend and restate the following definitions to read in their entirety as follows:

“Contribution-Based Profits” shall be equal to, with respect to any Profit Distribution Subsidiary for any Measurement Period as of any Calculation Date, the sum of (i) the aggregate amount of such Profit Distribution Subsidiary’s net income (as determined in accordance with GAAP and adjusted for minority interests) with respect to such Measurement Period (without giving effect to (x) any capital gains or capital losses realized by such Profit Distribution Subsidiary that arise with respect to the sale of capital stock or assets held by such Profit Distribution Subsidiary and which gave rise to a Sale Event and a calculation of Profit Distribution Amount or (y) any expense attributable to the accrual or payment of any amount of Profit Distribution or any amount arising under the Put Right, in each case, to the extent included in the calculation of such Profit Distribution Subsidiary’s net income), plus (ii) the absolute aggregate amount of such Profit Distribution Subsidiary’s loan expense with respect to such Measurement Period, minus (iii) the absolute aggregate amount of such Profit Distribution Subsidiary’s Allocated Share of the Company’s Overhead with respect to such Measurement Period.

“Sale Event” means, with respect to any Subsidiary, the sale of a material amount, as determined by the Allocation Member and consented to by a majority of the Board of Directors, such consent not to be unreasonably withheld, conditioned or delayed, of the capital stock or assets of such Subsidiary or a Subsidiary of such Subsidiary. For the avoidance of doubt, if the Company distributes its equity ownership in a Subsidiary to the Company’s Shareholders in a spin-off or similar transaction, such distribution shall constitute a Sale Event.

“Total Profit Allocation” shall be equal to, with respect to any Profit Distribution Subsidiary as of any Calculation Date, the sum of (i) the Contribution-Based Profits of such Profit Distribution Subsidiary for the Measurement Period with respect to such Profit Distribution Subsidiary as of such Calculation Date, plus (ii) if the Trigger Event underlying the calculation of Total Profit Allocation as of such Calculation Date is a Sale Event, the Company’s Cumulative Gains and Losses as of such Calculation Date. For the avoidance of doubt, if Contribution-Based Profits is a negative number, it shall be disregarded in calculating Total Profit Allocation.

3.       No Other Changes. All terms and provisions of the Operating Agreement shall otherwise remain valid, binding and unchanged.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date and year set forth above.

MANAGER AND SOLE ALLOCATION MEMBER:

1847 Partners LLC

By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Manager

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